 Exhibit (a)(1)(i)
Offer to Purchase Ordinary Shares (CUSIP No. G8807B106) Of Theravance Biopharma, Inc.
For An Aggregate Cash Purchase Price of Up to $95 Million
At a Purchase Price Not Greater than $10.50 Nor Less Than $9.75 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON NOVEMBER 10, 2022, UNLESS THE OFFER IS EXTENDED (SUCH TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

Theravance Biopharma, Inc. (“Theravance,” the “Company,” “we,” “us,” or “our”) hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”), to purchase up to $95 million of its ordinary shares, par value $0.00001 per share (the “Shares”), at a purchase price not greater than $10.50 nor less than $9.75 per Share, in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). We will select the lowest price per Share (in increments of $0.05) (the “Purchase Price”) that will allow us to purchase $95 million of Shares or, if a lesser amount of Shares is validly tendered, all Shares that are validly tendered and not validly withdrawn (subject to our right to purchase additional Shares as described herein). All Shares acquired in the Offer will be acquired at the same price regardless of whether the shareholder tendered at a lower price. However, because of the proration and “odd lot” priority provisions described in this Offer to Purchase, fewer than all of the Shares tendered at or below the Purchase Price may be purchased if more than $95 million of Shares are validly tendered and not validly withdrawn. Shares tendered but not purchased in the Offer, including Shares tendered at or below the Purchase Price and Shares not purchased because of proration, will be returned to the tendering shareholders at the Company’s expense promptly after the expiration of the Offer. See “The Offer — Number of Shares; Proration” and “Procedures for Tendering and Withdrawing Shares”.
We also expressly reserve the right, in our sole discretion, to amend the Offer to purchase additional Shares, subject to applicable law. See “The Offer — Number of Shares; Proration” and “The Offer — Expiration Time; Extension; Amendment; Termination”.
As of September 27, 2022, there were 67,365,912 Shares outstanding. At the maximum Purchase Price of $10.50 per Share, we could purchase 9,047,619 Shares if the Offer is fully subscribed, which would represent approximately 13.4% of the Shares outstanding as of such date. At the minimum Purchase Price of $9.75 per Share, we could purchase 9,743,589 Shares if the Offer is fully subscribed, which would represent approximately 14.5% of the Shares outstanding as of such date. Because the Purchase Price will be determined after the Expiration Date, the exact number of Shares that will be purchased will not be known until after that time. See “Important Information”.
The Company’s obligation to accept for payment, and to pay for, any Shares validly tendered pursuant to the Offer is subject to satisfaction or waiver of all the conditions described in this Offer to Purchase. The conditions to the Offer are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances (other than any deliberate action or inaction by the Company or any of its affiliates) giving rise to any such condition and may be waived by the Company, in whole or in part, at any time and from time to time, in the sole discretion of the Company. See “Conditions to the Offer”.
The Offer is open to all holders of the Shares. If a holder validly tenders its Shares prior to the Expiration Time and the Company accepts such Shares for payment, the Company will pay such holder in accordance with the terms and subject to the conditions of the Offer. No tenders will be valid if submitted after the Expiration Time.
Any shareholder of record desiring to tender, and any beneficial owner of Shares desiring to tender, all or any portion of such holder’s Shares must comply with the procedures for tendering Shares set forth herein in “Procedures for Tendering and Withdrawing Shares”.

The Shares are listed and traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “TBPH”. On September 27, 2022, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on the Nasdaq was $10.02 per Share. Shareholders are urged to obtain current market quotations for the Shares.
Any questions or requests for assistance concerning the Offer may be directed to Evercore Group L.L.C. (the “Dealer Manager”) or Georgeson LLC (the “Information Agent”) at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase or the Related Letter of Transmittal or any other related documents may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Beneficial owners of Shares should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. Computershare Trust Company, N.A., is acting solely in its capacity as depositary (the “Depositary”) in connection with the Offer.
OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS (OR COMMITTEE THEREOF), THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY IS PROVIDING YOU WITH ANY LEGAL, BUSINESS, TAX OR OTHER ADVICE OR IS MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER SOME OR ALL OF YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION SET FORTH AND INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE, INCLUDING OUR REASONS FOR THE OFFER, AND IN THE RELATED LETTER OF TRANSMITTAL BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER TO TENDER ITS SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. ALL OF OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE INDICATED THEY HAVE NO INTENTION OF TENDERING THEIR SHARES IN THE OFFER EXCEPT DONAL O’CONNOR, ONE OF OUR DIRECTORS, AND RICHARD GRAHAM, ONE OF OUR EXECUTIVE OFFICERS. ALTHOUGH NO FINAL DECISION HAS BEEN MADE, MR. O’CONNOR AND MR. GRAHAM MAY TENDER UP TO 10,000 AND 6,969 SHARES, RESPECTIVELY, THAT THEY BENEFICIALLY OWN PURSUANT TO THE OFFER.
THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The Dealer Manager for the Offer is:
Evercore Group L.L.C.
55 East 52nd Street, 35th Floor
New York, New York 10055
Toll-Free: (888) 474-0200
The Information Agent for the Offer is:
Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Shareholders, Banks and Brokers
Call Toll Free:
877-797-1153

September 28, 2022
IMPORTANT INFORMATION
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Company will accept for payment, and will purchase up to $95 million in value of Shares that are validly tendered and not validly withdrawn in accordance with “Procedures for Tendering and Withdrawing Shares — Withdrawal of Tenders; Absence of Appraisal Rights”, before the Expiration Time at a Purchase Price not greater than $10.50 nor less than $9.75 per Share, in cash, less any applicable withholding taxes and without interest.
If the Offer is oversubscribed as described below, Shares validly tendered at or below the Purchase Price and not validly withdrawn will be subject to proration, except for “odd lots”. The proration period and, except as described herein, withdrawal rights, expire at the Expiration Time.
Notwithstanding any other provisions of the Offer, the Company’s obligation to accept for payment, and to pay for, any Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction or waiver of all conditions set forth herein. See “Conditions to the Offer”.
Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we (i) will determine which shareholders tendered Shares at or below the Purchase Price and (ii) will accept for payment and pay for (and thereby purchase) up to $95 million of Shares (or such greater value as we may elect to purchase, subject to applicable law) which are validly tendered at prices at or below the Purchase Price and not validly withdrawn on or before the Expiration Time. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject in the event of proration to the time necessary to determine the applicable proration factor, but only after timely receipt by the Depositary of (i) the timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth herein, (ii) the Letter of Transmittal, validly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. See “Acceptance for Payment and Payment”.
Subject to compliance with applicable law, the Company expressly reserves the right, in its sole discretion, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Shares tendered in the Offer under the circumstances set forth under the section titled “Conditions to the Offer”, (ii) waive or modify in whole or in part any or all of the conditions of the Offer prior to any acceptance for payment for Shares, (iii) extend the Expiration Time to a later date and/or time as announced by the Company or (iv) amend the terms of the Offer. Any extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. The foregoing rights are in addition to the Company’s right to delay the acceptance for payment for Shares tendered pursuant to the Offer, or the payment for Shares accepted for payment, in order to permit any or all conditions to the Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject, in each case, however, to Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.
In the event that the Offer is terminated, withdrawn or otherwise lawfully not consummated, the no consideration will be paid or become payable to shareholders who have validly tendered their Shares pursuant to the Offer. In any such event, the Shares previously tendered pursuant to the Offer will be promptly returned to the tendering shareholders by (or at the direction of) the Company.
From time to time after the tenth (10th) business day following the Expiration Time or other date of termination of the Offer, the Company or its affiliates may acquire any Shares that are not tendered pursuant to the Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as the Company or any such affiliate may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase Shares until ten (10) business days after the expiration or termination of the Offer, other than the Company’s purchases of Shares in connection with the Offer. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company or its affiliates will choose to pursue in the future.
If you desire to tender all or any portion of your shares, you should either:
1.
(a) if you hold Shares in your own name, complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if Instruction 1 to the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal, together with any other required documents to the Depositary, at one of its addresses shown on the Letter of Transmittal, or (b) if you are an institution participating in The Depository Trust Company (“DTC”), tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3; or

2.
if you have shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee if you desire to tender those shares and request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you.

To validly tender shares, you must validly complete the Letter of Transmittal, including the section relating to the price at which you are tendering shares.
If you agree to accept the Purchase Price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $9.75 per share.
THE COMPANY HAS NOT AUTHORIZED ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE OFFER OTHER THAN THOSE CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS OFFER TO PURCHASE AND RELATED DOCUMENTS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE OR REVISE ANY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN EXCEPT AS REQUIRED BY LAW.
THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE IN ANY JURISDICTION, DOMESTIC OR FOREIGN, IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER UNDER APPLICABLE SECURITIES OR “BLUE SKY” LAWS.
THIS OFFER TO PURCHASE CONTAINS AND INCORPORATES BY REFERENCE IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.
Tendering Holders will not be obligated to pay brokerage fees or commissions or the fees and expenses of the Dealer Manager, the Information Agent or the Depositary. See “Dealer Manager, Information Agent and Depositary” and “Solicitation and Expenses”.

SUMMARY TERM SHEET
The following summary is provided solely for your convenience. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase and any supplements hereto or thereto. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this Offer to Purchase, the related Letter of Transmittal and the other related materials that constitute part of the Offer in their entirety, including the documents incorporated by reference herein. Each of the capitalized terms used in this summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.
The Company	Theravance Biopharma, Inc., a Cayman Islands exempted company.
The Shares	Ordinary shares, par value $0.00001 per share, of the Company.
The Offer	The Company is offering to purchase in cash up to $95 million of our ordinary shares, par value $0.00001 per share, of the Company (the “Shares”) upon the terms set forth in this Offer to Purchase and in the related Letter of Transmittal. Under the terms of the Offer, the Company, subject to the satisfaction or waiver of the terms and conditions of the Offer, will purchase Shares that were validly tendered (and not validly withdrawn) pursuant to this Offer for an aggregate purchase price of up to $95 million.
Purpose of the Offer; Sources and Amount of Funds	This Offer is being made by the Company. The Company believes that the repurchase of shares pursuant to the tender offer is a prudent use of the Company’s financial resources and determined that a tender offer is an appropriate mechanism to return capital to shareholders who seek liquidity under current market conditions, while allowing shareholders who do not participate in the tender offer to share in a higher portion of the Company’s future potential. See “The Offer — Purpose of the Transaction; Certain Effects of the Offer”.
The Company expects to use cash on hand to fund the purchases of Shares tendered in the Offer as well as the payment of related fees and expenses. See “The Offer —Sources and Amount of Funds”.
Consideration; Purchase Price	The Company is conducting this Offer through a procedure called a “modified Dutch auction”. This procedure allows you to select the price (in increments of $0.05) within the price range specified by us at which you are willing to sell your Shares. The price range for the Offer is $9.75 to $10.50 per Share. See “The Offer — Number of Shares; Proration”.
On September 27, 2022, the last trading day before the public announcement of the Offer, the last reported sale price of the Shares reported on Nasdaq was $10.02 per Share. We advise you to obtain a current market quotation for the Shares in deciding whether to tender your Shares. See “Price Range of the Shares; Dividends”.
The Company will select the lowest purchase price per Share (in increments of $0.05) (the “Purchase Price”) that will allow it to purchase up to $95 million in value of Shares at such price based on the number of Shares tendered, or, if a lesser number of Shares is validly tendered, all Shares that are validly tendered and not validly withdrawn. The Company will determine the Purchase Price promptly after the Expiration Time. For purposes of determining the Purchase Price, those Shares that are tendered by shareholders agreeing to accept the Purchase Price determined pursuant to the Offer, as described below, will be deemed to be tendered at the minimum price of $9.75. See “The Offer — Number of Shares; Proration”.
All Shares that the Company purchases will be purchased at the Purchase Price, even if you have selected a lower price, but the Company will not purchase in the Offer any Shares tendered at a price above the Purchase Price we determine. If you agree to accept the Purchase Price determined pursuant to the Offer, your Shares will be deemed to be tendered at the minimum price of $9.75 per Share. You should understand that this election could result in your Shares being purchased at the minimum price of $9.75 per Share. See “The Offer — Number of Shares; Proration” and “Procedures for Tendering and Withdrawing Shares”.
If your Shares are purchased in the Offer, you will receive the Purchase Price, in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Time. Under no circumstances will the Company pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. The Offer is scheduled to expire at midnight, New York City time, on at the end of the day on November 10, 2022, unless the Offer is extended by us. See “The Offer — Number of Shares; Proration” and “The Offer — Expiration Time; Extension; Amendment; Termination”.
Payment Date	See “Acceptance for Payment and Payment” below.
Undersubscription	In the event that, based on the Purchase Price determined in the Offer, Shares representing less than $95 million in value are validly tendered and not validly withdrawn, subject to the terms and conditions of this Offer, the Company will purchase all such tendered Shares.
Oversubscription and Proration	In the event that more than $95 million of Shares (or such greater value as the Company may elect to purchase, subject to applicable law) are validly tendered at or below the Purchase Price and not validly withdrawn, the Company will accept Shares for purchase in the following order of priority:

•
First, the Company will purchase all “odd lots” of less than 100 Shares at the Purchase Price from shareholders who validly tender all of their Shares at or below the Purchase Price and who do not validly withdraw them before the Expiration Time; and

•
Second, after purchasing all the “odd lots” that were validly tendered at or below the Purchase Price, the Company will purchase Shares at the Purchase Price from all other holders who validly tender Shares at or below the Purchase Price and who do not validly withdraw them before the Expiration Time, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until the Company has acquired the value of Shares representing more than $95 million in value (or such greater value as we may elect to purchase, subject to applicable law).

Therefore, the Company may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price. See “The Offer — Number of Shares; Proration”.
“Odd Lots”	If you own beneficially or of record fewer than 100 Shares in the aggregate, validly tender all of your Shares at or below the Purchase Price and do not validly withdraw them before the Expiration Time, and complete the section entitled Odd Lots in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See “The Offer — Number of Shares; Proration”.
Acceptance for Payment and Payment	The Company will pay the Purchase Price, in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the expiration of the Offer and the acceptance of the Shares for payment. The Company will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See “Acceptance for Payment and Payment”.
Certain Effects	The Company will cancel the Shares upon repurchase. See “The Offer — Purpose of the Transaction; Certain Effects of the Offer”.
We do not intend or believe that our purchase of Shares through the Offer will cause our remaining Shares to be delisted from Nasdaq or cause us to be eligible for deregistration under the Exchange Act. See “Conditions to the Offer”.
Expiration Time	You will have until midnight, New York City time, at the end of the day on November 10, 2022, to tender your Shares in the Offer, unless extended or earlier terminated by the Company. The Company may choose to extend the Offer in our sole discretion at any time. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See “Procedures for Tendering and Withdrawing Shares”.
If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that it has an earlier deadline for instructing it to accept the Offer. See “Procedures for Tendering and Withdrawing Shares”.
Extension; Amendment; Termination	We are reserving the right to extend the Offer in our sole discretion. Also, should we, pursuant to the terms and conditions of the Offer, reduce the number of Shares sought in the Offer, increase the number of Shares sought in the Offer by an amount exceeding 2% of our outstanding Shares or otherwise materially amend the Offer, we will ensure that the Offer remains open long enough to comply with U.S. federal securities laws. It is possible that this could involve an extension of the Offer, which could last up to 10 additional business days in some cases. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See “The Offer — Expiration Time; Extension; Amendment; Termination”.
We also expressly reserve the right, in our sole discretion, to withdraw or terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in “Conditions to the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Additionally, we expressly reserve the right, subject to applicable law, to postpone payment for Shares under circumstances including but not limited to the occurrence of any of the conditions specified in “Conditions to the Offer” by notifying the Depositary and making a public announcement thereof.
If we extend the Offer, the Company will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. We will announce any amendment by making a public announcement of the amendment. See “The Offer — Expiration Time; Extension; Amendment; Termination”.
Withdrawal Rights	You can withdraw previously tendered Shares at any time until the Offer has expired, or until such later time and date to which the Offer is extended. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after the fortieth (40th) business day following the commencement of the Offer in accordance with Rule 13e-4(f)(2) of the Exchange Act. See “Procedures for Tendering and Withdrawing Shares — Withdrawal of Tenders; Absence of Appraisal Rights”.
Conditions to the Offer	Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment, and pay for, any Shares validly tendered and not validly withdrawn pursuant to the Offer is conditioned on satisfaction of all of the conditions described herein. Subject to compliance with applicable law, the Company expressly reserves the right, in its sole discretion, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Shares tendered in the Offer under the circumstances set forth under the section titled “Conditions to the Offer”, (ii) waive or modify in whole or in part any or all of the conditions of the Offer prior to any acceptance for payment for Shares, (iii) extend the Expiration Time to a later date and/or time as announced by the Company or (iv) amend the terms of the Offer.

The Company also reserves the right, in its sole discretion, to delay the acceptance for payment for Shares tendered in the Offer, or to delay the payment for Shares so accepted, in order to permit any or all conditions of the Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1 under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer. See “Conditions to the Offer”.
Procedures for Tendering and Withdrawing Shares	If you own your Shares in your own name as a holder of record and decide to tender your Shares, you must deliver a completed Letter of Transmittal with any required signature guarantees or other required documents, to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), not later than the Expiration Time. Deliveries to the Company, the Dealer Manager or The Depository Trust Company (“DTC”) will not be forwarded to the Depositary and will not constitute a valid delivery.
If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Shares are owned in “street name”, contact your broker, dealer, commercial bank, trust company or other nominee and have it tender your Shares for you.
If you are unable to deliver something that is required to the Depositary by the Expiration Time, you can still tender your Shares if you comply with the guaranteed delivery procedures described in the section titled “Procedure for Tendering and Withdrawing Shares”.
To validly withdraw Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares. If you have used more than one Letter of Transmittal or have otherwise tendered Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in “Procedures for Tendering and Withdrawing Shares”. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. See “Procedures for Tendering and Withdrawing Shares — Withdrawal of Tenders; Absence of Appraisal Rights”.
Partial Tenders; Various Prices	You do not have to tender all of the Shares that you own to participate in the Offer, unless you own fewer than 100 Shares in the aggregate, in which case you must tender all of your Shares to participate.
Additionally, you can elect to tender some of your Shares at one price and an additional number of Shares at a second price.

However, you cannot tender the same Shares at different prices. If you tender some Shares at one price and the other Shares at another price, you must use a separate Letter of Transmittal for each tender. See “Procedure for Tendering and Withdrawing Shares”.
Untendered and/or Unpurchased Shares	Shares not tendered and/or accepted for payment pursuant to the Offer will remain outstanding. Shareholders who choose not to tender will own a greater percentage of our outstanding Shares following the consummation of the Offer. See “The Offer — Purpose of the Transaction; Certain Effects of the Offer”.
Board of Directors; Directors, Executive Officers and Affiliates	While the Board of Directors of the Company (the “Board”) has approved the Offer, the Board makes no recommendation as to whether you should tender or refrain from tendering any or all of your Shares, or hold them, or as to the price or prices at which you may choose to tender your Shares. Rather, the Board encourages you to make your own decision after consulting with your own advisor as to whether or not to tender Shares, and if so, how many to tender and at what price or prices. In doing so, you should read carefully the information set forth or incorporated by reference in this Offer to Purchase and the Letter of Transmittal.
Our directors and executive officers are entitled to participate in the offer on the same basis as all other shareholders. All of other directors and executive officers have advised us that they do not intend to tender any Shares pursuant to the Offer except Donal O’Connor, one of our directors, and Richard Graham, one of our executive officers. Although no final decision has been made, Mr. O’Connor and Mr. Graham may tender up to 10,000 and 6,969 shares, respectively, that they beneficially own pursuant to the Offer. Accordingly, if we complete the Offer, the proportional holdings of our directors and executive officers will increase except for those of Mr. O’Connor and Mr. Graham, whose proportional holdings may decrease following completion of the Offer. However, our directors and executive officers may, in compliance with applicable law, sell their Shares in open market transactions at prices that may or may not be more favorable than the Purchase Price to be paid to our shareholders in the Offer. See “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”.
Other Repurchases	Rule 13e-4 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) generally prohibits us and our affiliates from purchasing any Shares, other than pursuant to the Offer, during the Offer and for the period ending ten business days after the expiration or termination of the Offer. Following that time, we may make Share repurchases from time to time through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise. Whether we make additional Share repurchases will depend on many factors, including the number of Shares, if any, that we purchase in the Offer, the number of Shares our Board authorizes to be repurchased, our business and financial performance (including our liquidity and alternative uses for our resources) and situation, the business and market conditions at the time, including the price of the Shares, and such other factors as we may consider relevant. Any of these Share repurchases may be on the same terms or on terms that are more or less favorable to the selling shareholders in those transactions than the terms of the Offer. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we might pursue. See “The Offer — Purpose of the Transaction; Certain Effects of the Offer”.
On September 15, 2022, the Company’s Board of Directors authorized the Company to repurchase up to approximately $60 million via an open market repurchase plan (the “Repurchase Plan”), with a goal to complete this program by the end of 2023. As of the date hereof, the Company has not repurchased any shares pursuant to such plan and expects to begin making such purchases, if any, after the completion or expiration of the Offer. Additionally, the Company entered into a share repurchase agreement dated September 16, 2022 (the “Share Repurchase Agreement”) to purchase 9,644,807 ordinary shares, par value $0.00001 per share, of the Company from GSK Finance (No.3) plc (the “Repurchase Transaction”). The purchase price under the Share Repurchase Agreement was $9.75 per share. Pursuant to the terms of the Share Repurchase Agreement, the Repurchase Transaction closed on September 20, 2022.
As of September 27, 2022, there were 67,365,912 Shares outstanding, which reflects the impact of the cancellation of Shares due to the Repurchase Transaction. Assuming that all $60 million of shares are sold to the Company pursuant to the Repurchase Plan at an assumed price of $10.02, the last reported sales price on September 27, 2022, the Company would repurchase an aggregate of 5,988,023 Shares, which together with the Shares purchased under the Repurchase Transaction represents 20.5% of the Shares outstanding as of June 30, 2022. The combined effect of the Repurchase Plan and the Repurchase Transaction is to reduce the number of Shares outstanding and to reduce our cash by the amount of the aggregate purchase price of such transactions.
Material U.S. Federal Income Tax Considerations	Generally, if you are a U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”), the receipt of the Purchase Price for your shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The specific U.S. federal income tax consequences of the transaction will depend in part on whether the transaction is treated as sale or exchange of shares or a distribution in respect of your shares for U.S. federal income tax purposes. You should consult your tax advisor regarding the tax consequences to you of participating in the Offer in light of your circumstances. See “Material U.S. Federal Income Tax Considerations” for a more detailed discussion of material U.S. federal income tax consequences of the Offer.
Material Irish Tax Considerations	Irish stamp duty should not arise on the Offer to Purchase on the basis that the Shares represent the stocks or marketable securities of a company that is not registered in Ireland and any transfer of the Shares effected pursuant to the Offer to Purchase does not relate to Irish land or the stocks or marketable securities of an Irish registered company. Additionally, Irish dividend withholding tax should not apply to the payment of proceeds of the Offer to Purchase. Liability to Irish tax on chargeable gains will depend on the individual circumstances of stockholders. See “Material Irish Tax Considerations”.
Certain Cayman Tax Considerations	Under existing Cayman Islands laws, payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the ordinary shares nor will gains derived from the disposal of the ordinary shares be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. See “Certain Cayman Islands Tax Considerations”.
Stock Transfer Tax	The Company will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See “Acceptance for Payment and Payment of Shares”.
Equity Award Holders	Holders of options to purchase ordinary shares, restricted stock units and restricted share awards outstanding under our employee benefit plans, including our 2013 Equity Incentive Plan and our 2014 New Employee Equity Incentive Plan, may not tender the Shares underlying such awards in the Offer, unless and until the applicable award is vested, exercised or settled in Shares (as applicable), and the holder thereof has acquired the underlying Shares free of restrictions on the transfer of such Shares.
Brokerage Commission	No brokerage commissions are payable by Holders to the Company, the Trustee, the Dealer Manager or the Depositary.
Dealer Manager	Evercore Group L.L.C.
Depositary	Computershare Trust Company, N.A.
Information Agent	Georgeson LLC
Contact Information for Dealer Manager and Information Agent	You can call the Dealer Manager or the Information Agent at their respective telephone numbers listed on the back cover of this Offer to Purchase.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov. In addition, our filings are available to the public free of charge on the investor relations portion of our website at investor.theravance.com. The information included or referred to on our website is not part of this Offer to Purchase.
The Company has filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.
The Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your Shares:
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Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 28, 2022;

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Our Definitive Proxy Statement on Schedule 14A for our 2022 annual meeting of stockholders, filed with the SEC on March 25, 2022;

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Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, filed with the SEC on May 6, 2022 and August 8, 2022, respectively; and

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Our Current Reports on Form 8-K filed with the SEC on April 28, 2022, July 13, 2022, July 14, 2022, July 20, 2022, August 25, 2022, September 19, 2022 and September 20, 2022.

We also recommend that you review any future report that we file with the SEC. The information contained in each of the documents listed above speaks only as to the date of such document. Any statement contained herein or contained in a document listed above shall be deemed to be modified or superseded for purposes of this Offer to the extent that a statement contained in a later document modifies or supersedes such statement.
Statements contained in this Offer to Purchase as to the contents of any contract or other document referred to in this Offer to Purchase do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.
Certain sections of this Offer to Purchase are incorporated by reference in and constitute part of the Schedule TO filed by the Company with the SEC on September 28, 2022 pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder. The sections so incorporated are identified in the Schedule TO.
The Company will promptly provide without charge to each person to whom this Offer to Purchase is delivered, upon written or oral request, copies of any or all documents and reports described above (other than exhibits to such documents, unless such documents are specifically incorporated by reference). Written or telephone requests for such copies should be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS
This Offer to Purchase (including the documents incorporated by reference) contains forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements involve risks, uncertainties, and assumptions. All statements in this Offer, other than statements of historical facts, including statements regarding our referenced open market share repurchase program, including the amount and timing, our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans, intentions, designs, expectations, and objectives are forward-looking statements. The words “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “designed,” “developed,” “drive,” “estimate,” “expect,” “forecast,” “goal,” “indicate,” “intend,” “may,” “mission,” “opportunities,” “plan,” “possible,” “potential,” “predict,” “project,” “pursue,” “represent,” “seek,” “suggest,” “should,” “target,” “will,” “would,” and similar expressions (including the negatives thereof) are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements reflect our current views with respect to future events or our future financial performance, are based on assumptions, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We may not actually achieve the plans, intentions, expectations or objectives disclosed in our forward-looking statements and the assumptions underlying our forward-looking statements may prove incorrect. Therefore, you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and objectives disclosed in the forward-looking statements that we make. Factors that we believe could cause actual results or events to differ materially from our forward-looking statements include, but are not limited to, those discussed in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our Quarterly Report for the quarter ended June 30, 2022. Our forward-looking statements in this Offer to Purchase are based on current expectations and we do not assume any obligation to update any forward-looking statements for any reason, even if new information becomes available in the future. In addition, while we expect the effects of COVID-19, including new variants, to continue to adversely impact our business operations and financial results, the extent of the impact on our ability to generate revenue from YUPELRI® (revefenacin), our clinical development programs, and the value of and market for our ordinary shares, will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time. These potential future developments include, but are not limited to, the ultimate duration of the COVID-19 pandemic, travel restrictions, quarantines, vaccination levels, social distancing and business closure requirements in the United States and in other countries, other measures taken by us and those we work with to help protect individuals from contracting COVID-19, and the effectiveness of actions taken globally to contain and treat the disease, including vaccine availability, distribution, acceptance and effectiveness.
Our forward-looking statements are expressly qualified in their entirety by this cautionary statement. Except as required by the federal securities laws, we do not undertake to update or revise forward-looking statements to reflect events or circumstances arising after the date of those statements or to reflect the occurrence of anticipated or unanticipated events.

ABOUT THE COMPANY
Theravance Biopharma, Inc.’s overarching purpose and goal as a biopharmaceutical company is focused on delivering Medicines that Make a Difference® in people’s lives. In pursuit of our purpose, we leverage decades of expertise, which has led to the development of FDA-approved YUPELRI® (revefenacin) inhalation solution indicated for the maintenance treatment of patients with chronic obstructive pulmonary disease (COPD). Our pipeline of internally discovered programs is targeted to address significant unmet patient needs.
On July 20, 2022, we completed the sale (the “TRELEGY Royalty Transaction”) of all of our units in Theravance Respiratory Company, LLC representing an 85% economic interest in the sales-based royalty rights on worldwide net sales of GSK’s TRELEGY ELLIPTA (“TRELEGY”) to Royalty Pharma Investments 2019 ICAV for over $1.5 billion in potential total value. The transaction is intended to provide us near-, mid- and long-term value with an upfront cash payment of approximately $1.1 billion, up to $250 million in additional milestone payments contingent on the achievement of certain TRELEGY net sales thresholds between 2023 and 2026 and outer years royalties providing an opportunity to receive an estimated NPV of approximately $200 million.

THE OFFER
Introduction
The Company hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase, to purchase up to $95 million of its Shares, at a purchase price not greater than $10.50 nor less than $9.75 per Share, in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of this Offer. We will select the Purchase Price that will allow us to purchase $95 million of Shares or, if a lesser amount of Shares is validly tendered, all Shares that are validly tendered and not validly withdrawn (subject to our right to purchase additional Shares as described herein). All Shares acquired in the Offer will be acquired at the same price regardless of whether the shareholder tendered at a lower price.
Number of Shares; Proration
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Company will accept for payment, and will purchase up to $95 million in value of Shares that are validly tendered and not validly withdrawn in accordance with “Procedures for Tendering and Withdrawing Shares — Withdrawal of Tenders; Absence of Appraisal Rights”, before the Expiration Time at a Purchase Price not greater than $10.50 nor less than $9.75 per Share, in cash, less any applicable withholding taxes and without interest.
If the Offer is oversubscribed as described below, Shares validly tendered at or below the Purchase Price and not validly withdrawn will be subject to proration, except for “odd lots”. The proration period and, except as described herein, withdrawal rights, expire at the Expiration Time.
Subject to all applicable laws and the terms and conditions of the Offer, the Company reserves the right, as described in “Conditions to the Offer” and in “The Offer — Expiration Time; Extension; Amendment; Termination”, to waive conditions thereto, in its sole discretion, and/or extend, withdraw, terminate, delay or amend the Offer in any case by making a public announcement thereof. There can be no assurance, however, that the Company will exercise its right to extend the Offer.
In accordance with Instruction 7 to the Letter of Transmittal, shareholders desiring to tender Shares must either (i) specify that they are willing to sell their Shares to us at the price determined pursuant to the Offer or (ii) specify the price, not greater than $10.50 nor less than $9.75 per Share (in increments of $0.05), at which they are willing to sell their Shares to us in the Offer. Promptly following the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single per Share Purchase Price that we will pay for Shares validly tendered and not validly withdrawn pursuant to the Offer, taking into account the number of Shares tendered and the prices at which they are tendered. We will select the lowest purchase price specified by tendering shareholders that will allow us to purchase $95 million of Shares or, if a lesser amount of Shares is validly tendered, all Shares that are validly tendered and not validly withdrawn (subject to our right to purchase additional Shares as described herein). All Shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price. Note that if you agree to accept the Purchase Price determined in the Offer, it could result in the tendered Shares being purchased at the minimum price of $9.75 per Share.
We also expressly reserve the right, in our sole discretion, to amend the Offer to purchase additional Shares, subject to applicable legal requirements.
Only Shares validly tendered at prices at or below the Purchase Price and not validly withdrawn will be purchased. However, because of the proration provisions of the Offer, not all of the Shares tendered at or below the Purchase Price may be purchased if more than $95 million in value of Shares are validly tendered and not validly withdrawn. All Shares tendered and not purchased in the Offer, including Shares tendered at or below the Purchase Price and Shares not purchased because of proration, will be returned to the tendering shareholders at our expense promptly following the Expiration Time.
THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE “CONDITIONS TO THE OFFER”.

Priority of Purchases.   If Shares representing more than $95 million in value (or such greater value as we may elect to purchase, subject to applicable law) are validly tendered at or below the Purchase Price and not validly withdrawn, we will accept Shares for purchase in the following order of priority:
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First, we will purchase all “odd lots” of less than 100 Shares at the Purchase Price from shareholders who validly tender all of their Shares at or below the Purchase Price and who do not validly withdraw them before the Expiration Time; and

•
Second, after purchasing all the “odd lots” that were validly tendered at or below the Purchase Price, we will purchase Shares at the Purchase Price from all other holders who validly tender Shares at or below the Purchase Price and who do not validly withdraw them before the Expiration Time, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired the value of Shares representing more than $95 million (or such greater value as we may elect to purchase, subject to applicable law).

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price.
Odd Lots.   The term “odd lots” means all Shares tendered by any person (an “Odd Lot Holder”) who owned beneficially or of record a total of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lot holder must tender all Shares owned in accordance with the procedures described in “Acceptance for Payment and Payment”. Odd lots will be accepted for payment before any proration of the purchase of other tendered Shares. Any Odd Lot Holder wishing to tender all of the shareholder’s Shares in the Offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. See “Procedures for Tendering and Withdrawing Shares”.
Proration.   In the event that proration of tendered Shares is required, the Company will determine the final proration factor promptly after the Expiration Time. Proration for each shareholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares validly tendered and not validly withdrawn by the shareholder to the total number of Shares at or below the Purchase Price validly tendered and not validly withdrawn by all shareholders excluding Odd Lot Holders. Although the Company does not expect that it will be able to announce the final proration factor until at least two business days after expiration of the period to complete tenders made by guaranteed delivery, it will announce preliminary results of proration by press release promptly after the Expiration Time. Shareholders may obtain such preliminary information from the Dealer Manager and may be able to obtain such information from their brokers or financial advisors.
All Shares tendered but not purchased in the Offer, including Shares tendered at or below the Purchase Price and Shares not purchased because of proration, will be returned to the tendering shareholders at the Company’s expense promptly (which, in the event of proration, will not be until a reasonable period after the final proration factor has been calculated) following the Expiration Time.
Expiration Time; Extension; Amendment; Termination
The term “Expiration Time” means midnight, New York City time, at the end of the day on November 10, 2022 unless and until the Company shall, in its sole discretion, have extended this time, in which event the term “Expiration Time” shall mean the new time and date as determined by the Company. The Company may extend the Expiration Time for any purpose, including to permit the satisfaction or waiver of all conditions to the Offer or for any other reason. If we make certain changes to the Offer, we may be required to extend the Offer. In order to extend the Expiration Time, the Company will notify the Depositary and will make a public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Any such announcement will state that the Company is extending the Offer for a specified period or on a daily basis. Without limiting the manner in which the Company may choose to make a public announcement of any extension of the Offer, the Company will not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement other than issuing a timely press release.

The Company’s obligation to accept for payment, and pay for, any Shares validly tendered and not validly withdrawn prior to the Expiration Time is conditioned on satisfaction or waiver of all the conditions described herein. See “Conditions to the Offer”.
Subject to compliance with applicable law, the Company expressly reserves the right, in its sole discretion, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Shares tendered in the Offer under the circumstances set forth under the section titled “Conditions to the Offer”, (ii) waive or modify in whole or in part any or all of the conditions of the Offer prior to any acceptance for payment for Shares, (iii) extend the Expiration Time to a later date and/or time as announced by the Company or (iv) amend the terms of the Offer. Any extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make such announcement, the Company will not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than issuing a timely press release.
If the Company extends the Offer or delays its acceptance for payment of, or payment for, any Shares tendered in the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Company may direct the Depositary in writing to retain tendered Shares on behalf of the Company. However, the ability of the Company to delay acceptance for payment of, or payment for, Shares that are validly tendered and not withdrawn prior to the Expiration Time is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of holders promptly after the termination or withdrawal of a tender offer.
If the Company makes a material change in the terms and conditions of the Offer or the information concerning the Offer, the Company will disseminate additional offering materials and extend the Offer to the extent required by law, including Rule 13e-4 and Rule 14e-1 under the Exchange Act.
Purpose of the Transaction; Certain Effects of the Offer
The Company believes that the repurchase of shares pursuant to the Offer is a prudent use of the Company’s financial resources and is consistent with its long-term goal of maximizing shareholder value. The Company believes a tender offer is an appropriate mechanism to return capital to shareholders who seek liquidity under current market conditions, while allowing shareholders who do not participate in the tender offer to share in a higher portion of the Company’s future potential.
The Offer provides a mechanism to give the Company’s shareholders the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital if they so elect. The Offer provides such shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price or incurring broker’s fees, commissions or other usual transaction costs associated with open market sales.
Shareholders who do not participate in the Offer will automatically increase their relative percentage interest in the Company and its future operations at no additional cost to them if the Offer is consummated. As a result, we believe that investing in the Company’s own shares at this time and in this manner is an attractive use of capital and an efficient means to provide value to the Company’s shareholders.
Shares acquired by the Company pursuant to the Offer will be cancelled upon repurchase. The purchase of up to $95 million in value of Shares pursuant to the Offer (as such amount may be increased pursuant to our right to purchase additional Shares as described herein) will not cause the Shares to be delisted by Nasdaq or deregistered under the Securities Exchange Act of 1934, as amended.
The Board of Directors of the Company (the “Board”) has unanimously approved the Offer. However, none of the Board, the Company, the Depositary, the Information Agent or the Dealer Manager is making any recommendation to any shareholder as to whether to tender or refrain from tendering any shares or as to the purchase price or purchase prices at which shareholders may choose to tender their shares. We have not authorized any person to make any such recommendation. Shareholders should carefully evaluate all information in the Offer. Shareholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender and the cash purchase price or cash purchase prices at which to tender. In doing so, shareholders should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.
Other Repurchases
Rule 13e-4 of the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than pursuant to the Offer, during the Offer and for the period ending ten business days after the expiration or termination of the Offer. Following that time, we may make Share repurchases from time to time through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise.
On September 15, 2022, the Company’s Board of Directors authorized the Company to repurchase up to approximately $60 million via an open market repurchase plan (the “Repurchase Plan”), with a goal to complete this program by the end of 2023. As of the date hereof, the Company has not repurchased any shares pursuant to such plan and expects to begin making such purchases, if any, after the completion or expiration of the Offer. Whether the Company makes Share repurchases will depend on many factors, including the aggregate value of Shares, if any, that we purchase in the Offer, the aggregate value of Shares our Board authorizes to be repurchased from time to time, our business and financial performance (including our liquidity and alternative uses for our resources), the business and market conditions at the time, including the trading price of the Shares, and such other factors as we may consider relevant. Any of these Share repurchases may be on the same terms or on terms that are more or less favorable to the selling shareholders in those transactions than the terms of the Offer. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, the Company may ultimately pursue.
Additionally, the Company entered into a share repurchase agreement dated September 16, 2022 (the “Share Repurchase Agreement”) to purchase 9,644,807 ordinary shares, par value $0.00001 per share, of the Company from GSK Finance (No.3) plc (the “Repurchase Transaction”). The purchase price under the Share Repurchase Agreement was $9.75 per share. Pursuant to the terms of the Share Repurchase Agreement, the Repurchase Transaction closed on September 20, 2022.
As of September 27, 2022, there were 67,365,912 Shares outstanding, which reflects the impact of the cancellation of Shares due to the Repurchase Transaction. Assuming that all $60 million of shares are sold to the Company pursuant to the Repurchase Plan at an assumed price of $10.02, the last reported sales price on September 27, 2022, the Company would repurchase an aggregate of 5,988,023 Shares, which together with the Shares purchased under the Repurchase Transaction represents 20.5% of the Shares outstanding as of June 30, 2022. The combined effect of the Repurchase Plan and the Repurchase Transaction is to reduce the number of Shares outstanding and to reduce our cash by the amount of the aggregate purchase price of such transactions.
Source and Amount of Funds
Assuming that the Offer is fully subscribed, the aggregate purchase price for the Shares purchased in the Offer will be $95 million. The Company expects to use cash on hand to fund the purchases of Shares tendered in the Offer as well as the payment of related fees and expenses.

PROCEDURES FOR TENDERING AND WITHDRAWING SHARES
The tender of Shares pursuant to the Offer and in accordance with the procedures described below will constitute a valid tender of Shares. If a shareholder validly tenders its Shares prior to the Expiration Time and does not validly withdraw its Shares prior to the Expiration Time and the Company accepts such Shares for payment, upon the terms and subject to the conditions of the Offer, the Company will pay such shareholder based on the Purchase Price. Any Shares tendered and validly withdrawn prior to the Expiration Time will be deemed not to have been validly tendered.
Tendering Shares
The tender of Shares pursuant to any of the procedures described in this Offer to Purchase will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer. The valid tender of Shares will constitute the agreement of the shareholder to deliver good and marketable title to all tendered Shares, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.
UNLESS THE SHARES BEING TENDERED ARE DEPOSITED BY THE HOLDER INTO THE DEPOSITARY’S ACCOUNT AT DTC PRIOR TO THE EXPIRATION TIME, THE COMPANY MAY, AT ITS OPTION, REJECT SUCH TENDER. PAYMENT FOR SHARES WILL BE MADE ONLY AGAINST DEPOSIT OF VALIDLY TENDERED SHARES AND DELIVERY OF ALL OTHER REQUIRED DOCUMENTS.
Accordingly, to properly tender Shares or cause Shares to be tendered, the following procedures must be followed:
Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal, validly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent’s Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Time, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted. The term “Agent’s Message” means a message, transmitted by electronic means to, and received by, the Depositary and forming a part of a Book-Entry Confirmation that states that (i) DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, (ii) such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (iii) the Company may enforce such agreement against such participant.
In accordance with Instruction 7 to the Letter of Transmittal, each shareholder desiring to tender Shares in the Offer must either (i) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer,” in which case you will be deemed to have tendered your Shares at the minimum price of $9.75 per Share or (ii) check one of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined by Shareholder,” indicating the price at which Shares are being tendered. A tender of Shares will be proper if, and only if, one of these boxes is checked on the Letter of Transmittal.
If you agree to accept the Purchase Price determined pursuant to the Offer, your Shares will be deemed to be tendered at the minimum price of $9.75 per share. You should understand that checking the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer” may lower the Purchase Price paid for all purchased Shares in the Offer and could result in the tendered Shares being purchased at the minimum price of $9.75 per share, which is below $10.02, the last reported sale price for the Shares on September 27, 2022, the last full trading day prior to the public announcement of the Offer.
If tendering shareholders wish to indicate a specific price (in increments of $0.05) at which their Shares are being tendered, they must check a box under the section captioned “Price (in Dollars) per Share at Which

Shares are Being Tendered”. Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the lowest price. A shareholder who wishes to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously validly withdrawn in accordance with the terms of the Offer) at more than one price. In the event a holder who has submitted multiple Letters of Transmittal wishes to withdraw previously tendered shares in accordance with the terms of the Offer, separate notices of withdrawal (described below in “— Withdrawal of Tenders; Absence of Appraisal Rights”) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Shareholders may contact the Depositary for additional instructions.
Odd Lot Holders must tender all of their Shares and also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery to qualify for the preferential treatment available to Odd Lot Holders as set forth “The Offer — Number of Shares; Proration”.
Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in “Acceptance for Payment and Payment”, stock transfer taxes on the purchase of Shares by us in the Offer. Shareholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers, dealers, commercial banks, trust companies or such other nominees in order to tender such Shares and in order to determine whether transaction costs may apply if shareholders tender Shares through such nominees and not directly to the Depositary. It is likely that the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf.
Book-Entry Transfer.   We have been informed by Computershare Trust Company, N.A., the Company’s transfer agent, that none of the Shares are certificated. For purposes of the Offer, the Depositary will establish an account for the Shares at DTC within two business days after the date of this Offer to Purchase.
The Depositary will establish accounts with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, validly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.
Signature Guarantees.   Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Securities Transfer Agent Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”), except in cases where Shares are tendered (i) by a registered holder (which term, for purposes of this section, will include any participant in the DTC whose name appears on a security position listing as the owner of the Shares) of Shares who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution.
If Shares are registered in the name of a person other than the signatory of the Letter of Transmittal, or if payment is to be made, or Shares not accepted for payment or not tendered are to be returned, to a person other than the registered holder(s), then a share power must be endorsed or accompanied by appropriate share powers, in either case, signed exactly as the name(s) of the registered holder(s), with the signature(s) on such share powers guaranteed by an Eligible Institution. If the Letter of Transmittal or share powers are signed is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.
Guaranteed Delivery.   If a shareholder desires to tender Shares pursuant to the Offer, but: (1) such shareholder cannot comply with the procedure for book-entry transfer by the Expiration Date, or (2) other required documents cannot be delivered to the Depositary by the Expiration Date, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:
(i)
such tender is made by or through an Eligible Institution;

(ii)
a validly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company, is received prior to the Expiration Time by the Depositary as provided below; and

(iii)
a book-entry confirmation evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal, validly completed and duly executed, with any required signature guarantees (or, in connection with a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within two business days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by mail, express or overnight delivery, or transmitted by email to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Company.
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a book-entry confirmation of the delivery of such Shares, and the Letter of Transmittal, validly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.
Shareholders may contact the Depositary or their broker for assistance. The contact information for the Depositary is on the back cover page of this Offer to Purchase.
THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY TO THE DEPOSITARY PRIOR TO THE EXPIRATION TIME.
Determination of Validity.   All questions as to the price to be paid for the Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company in its reasonable discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders reasonably determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right to waive any condition of the Offer (except as provided in “Conditions to the Offer”) or any defect or irregularity in the tender of any particular Shares or any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders, and the Company’s reasonable interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Company. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. Neither the Company, nor any other person, will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our reasonable interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer. Any determination by the Company as to the validity, form, eligibility and acceptance of Shares for payment, or any interpretation by the Company as to the terms and conditions of the Offer, is subject to applicable law and, if challenged by shareholders in a lawsuit, to the judgment of a court of competent jurisdiction.
Tendering Shareholder’s Representation and Warranty; Acceptance by the Company Constitutes an Agreement.   A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to the Company that (i) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered and (ii) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the Offer.
Backup Federal Income Tax Withholding.   Under the U.S. federal income tax backup withholding rules, 24% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the U.S. Internal Revenue Service, unless the shareholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a non-U.S. holder to qualify as an exempt recipient, that shareholder must submit a statement (generally, an IRS Form W-8BEN or W-8BEN-E), signed under penalties of perjury, attesting to that holder’s exempt status. Such statements can be obtained from the Depositary. See “Important Tax Information” and “Substitute Form W-9” in the Letter of Transmittal.
ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 24% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER.
Withdrawal of Tenders; Absence of Appraisal Rights
Withdrawal of Shares by shareholders may only be accomplished in accordance with the following procedures. Shareholders may withdraw Shares tendered in the Offer at any time prior to the Expiration Time. On and after the Expiration Time, such tenders are irrevocable except that they may be withdrawn only after the fortieth (40th) business day following the commencement of the Offer, in accordance with Rule 13e-4(f)(2) of the Exchange Act, unless such Shares have been accepted for payment as provided in the Offer. If the Company extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered under the Offer for any reason, then, without prejudice to the Company’s rights under such Offer, the Depositary may nevertheless, on the Company’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the Holder is entitled to withdrawal rights described herein.
For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and, if different from that of the person who tendered such Shares, the name of the registered holder of such Shares. A shareholder who has tendered Shares at more than one price must complete a separate notice of withdrawal for Shares tendered at each price. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth above under “— Procedures for Tendering Shares”, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares or must otherwise comply with DTC’s procedures.
The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and its determination will be final and binding on all parties, subject to each shareholder’s right to challenge any determination by the Company in a court of competent jurisdiction. No withdrawal of Shares shall be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Company or any of its affiliates or assigns, the Dealer Manager, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, shareholders may retender withdrawn Shares by following one of the procedures for tendering Shares described herein at any time prior to the Expiration Time.
There are no appraisal or other similar statutory rights available to shareholders in connection with the Offer.

ACCEPTANCE FOR PAYMENT AND PAYMENT
Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we (i) will determine which shareholders tendered Shares at or below the Purchase Price and (ii) will accept for payment and pay for (and thereby purchase) up to $95 million of Shares (or such greater value as we may elect to purchase, subject to applicable law) which are validly tendered at prices at or below the Purchase Price and not validly withdrawn on or before the Expiration Time.
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject in the event of proration to the time necessary to determine the applicable proration factor, but only after timely receipt by the Depositary of (i) the timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth herein, (ii) the Letter of Transmittal, validly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.
In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until at least two business days after expiration of the period to complete tenders made by Guaranteed Delivery.
For purposes of the Offer, the Company will be deemed to have accepted for payment, and thereby purchased, subject to the Odd Lot priority and proration, Shares validly tendered and not validly withdrawn, if and when the Company gives oral or written notice to the Depositary, as agent for the tendering shareholders, of the Company’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Purchase Price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Company and transmitting such payments to tendering shareholders whose Shares have been accepted for payment.
UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE, INCLUDING BUT NOT LIMITED TO, BY REASON OF ANY DELAY IN MAKING PAYMENT.
We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.
If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer (including those not purchased because of proration or because Shares are tendered at prices in excess of the Purchase Price), or if book-entry confirmations are submitted evidencing more Shares than are tendered, unless a shareholder specified otherwise in the Letter of Transmittal, such Shares will be credited to an account maintained at DTC within a reasonable time after determination of the final proration factor.
The Company expressly reserves the right, in its sole discretion, to terminate the Offer prior to the Expiration Time and not accept for payment any Shares tendered in the Offer under the circumstances set forth under the section titled “Conditions to the Offer”. In addition, the Company expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares tendered in the Offer in order to permit any or all of those conditions to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1(c) under the Exchange Act (which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer). In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of confirmation of book-entry transfer of such Shares or satisfaction of DTC’s ATOP procedures prior to the Expiration Time.
Upon the terms and subject to the conditions set forth herein, after the Expiration Time, the Company will be deemed to have accepted for payment, and thereby purchased, all Shares validly tendered and not validly withdrawn prior to such Expiration Time, subject, if applicable, to proration, if and when the Company gives written notice to the Depositary of its acceptance for payment of such Shares. On the payment date, the Company will deposit the consideration for all Shares validly tendered and not validly withdrawn in the Offer and accepted for purchase by the Company with or at the direction of the Depositary. The Depositary will act as agent for tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders.
If the Company extends the Offer or delays its acceptance for payment of, or payment for, Shares tendered in the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Company may direct the Depositary in writing to retain tendered Shares on behalf of the Company. However, the ability of the Company to delay such acceptance or payment is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act as described above.
The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer and will in no way prejudice the rights of a tendering holder to receive payment for its Shares validly tendered and accepted for payment pursuant to such Offer.
Tendering shareholders will not be required to pay brokerage commissions or fees with respect to tendering of Shares pursuant to the Offer.
Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment and to pay for any Shares validity tendered pursuant to the Offer is conditioned on satisfaction or waiver of all the conditions described herein. See “Conditions to the Offer”. There is no minimum amount of Shares required to be tendered in order to effect the Offer.
If the Offer is terminated or the Shares are validly withdrawn prior to the Expiration Time, or the Shares are not accepted for payment, no consideration will be paid or become payable. If any tendered Shares are not purchased pursuant to the Offer for any reason, such Shares will be promptly credited to the account of the shareholder, promptly following the consummation or termination of the Offer.

CONDITIONS TO THE OFFER
Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment, and pay for, any Shares validly tendered and not validly withdrawn pursuant to the Offer is conditioned on satisfaction of all the conditions to the Offer. The Offer does not have as a condition that a number of Shares be tendered.
General Conditions.   Notwithstanding any other provision of the Offer and subject to applicable law, the Company shall not be required to accept for payment any Shares validly tendered in the Offer and may, in its sole discretion, terminate or amend the Offer if at or prior to the Expiration Time, any of the following events shall occur:
•
in our reasonable judgment, there has been threatened or instituted or is pending any action, suit or proceeding by any government or any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or by any other person, domestic, foreign or supranational, before any court, authority, tribunal or other body that directly or indirectly:

•
challenges or seeks to make illegal, or seeks to delay, restrict, prohibit or otherwise affect the consummation of the Offer or the acquisition of some or all of the Shares pursuant to the Offer; or

•
could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

•
in our reasonable judgment, any statute, rule, regulation, judgment, order or injunction, including any settlement or the withholding of any approval, has been threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced, interpreted or otherwise deemed to apply by any court, government or governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, domestic, foreign or supranational, in any manner that directly or indirectly:

•
could make the acceptance for payment of, or payment for, some or all of the Shares illegal or could otherwise delay, restrict, prohibit or otherwise affect the consummation of the Offer;

•
could delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer; or

•
could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company or its subsidiaries, taken as a whole;

•
in our reasonable judgment, there has occurred any of the following:

•
any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market;

•
the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•
the commencement or escalation of any war, armed hostilities, including those in Ukraine, or other national or international calamity, including, but not limited to, an act of terrorism or an escalation of the impacts of the recent COVID-19 epidemic, directly or indirectly involving the United States, on or after September 28, 2022, but only if such events have a material adverse effect on the Company;

•
any limitation, whether or not mandatory, imposed by any governmental, regulatory, self- regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States;

•
any change in the general political, market, economic or financial conditions, domestically or internationally, that could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company and its subsidiaries, taken as a whole, or trading in the Shares;
•
any change or changes have occurred or are threatened in the business, condition (financial or otherwise), income, operations, property or prospects of the Company or any of its subsidiaries that could have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the benefits of the Offer to us;

•
in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•
legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), becomes effective and would, in our respective reasonable judgment, change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect either of us or any of our respective affiliates;

•
a tender or exchange offer for any or all of our ordinary shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries has been made, proposed or announced by any person or has been publicly disclosed; or

•
the reported market price of the ordinary shares at the close of trading on the Expiration Time, shall not be greater than $11.02 (which amount is 5% greater than the highest Purchase Price under the Offer) or less than $9.27 (which amount is 5% less than the lowest Purchase Price under the Offer).

All of the General Conditions will be deemed to be satisfied unless we determine, in our reasonable judgment, that any of the events listed above has occurred and that, regardless of the circumstances giving rise to the event, such event makes it inadvisable to proceed with the Offer or with acceptance for payment of any Shares tendered in the Offer. The Company will provide written notice of the occurrence of any of the events listed above to the Depositary.
The foregoing conditions to the Offer are for the sole benefit of the Company and may be asserted by the Company, regardless of the circumstances (other than any deliberate action or inaction by the Company or any of its affiliates) giving rise to any such condition and may be waived by the Company, in whole or in part, at any time and from time to time, in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such or other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time unless waived, subject to the potential requirement to disseminate additional offering materials and to extend the Offer, to the extent required by applicable law. Notwithstanding the foregoing, in the event that one or more of the events described above occurs, the Company will promptly notify security holders of the Company’s determination as to whether to: (i) waive or modify the applicable condition(s) and continue the Offer; or (ii) terminate the Offer.
The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) terminate the Offer prior to the Expiration Time and not accept for payment any Shares tendered in the Offer under the circumstances set forth in the section titled “Conditions to the Offer”, (ii) waive or modify in whole or in part any or all of the conditions of the Offer prior to any acceptance for payment for Shares, (iii) extend the Expiration Time to a later date and time as announced by the Company or (iv) amend the terms of the Offer (subject to requirements under Rule 13e-4 and 14e-1 under the Exchange Act). The Company will provide written notice of any extension, termination, waiver, or amendment to the Depositary. Any extension, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. In the event that the Company extends the Offer, the term “Expiration Time” with respect to such extended Offer shall mean the time and date on which the Offer, as so extended, shall expire. Without limiting the manner in which the Company may choose to make such announcement, the Company shall not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT
The purchase by the Company of Shares under the Offer will reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets). This reduction in our public float may result in lower stock prices and/or reduced liquidity in the trading market for the Shares following completion of the Offer. As of September 27, 2022, we had 67,365,912 issued and outstanding Shares. Shareholders may be able to sell non-tendered Shares in the future on Nasdaq or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.
We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for such Shares. We do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from Nasdaq.
The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES
As of September 27, 2022, we had 67,365,912 issued and outstanding Shares. At the maximum Purchase Price of $10.50 per Share, we could purchase 9,047,619 Shares if the Offer is fully subscribed, which would represent approximately 13.4% of the Shares outstanding as of such date. At the minimum Purchase Price of $9.75 per Share, we could purchase 9,743,589 Shares if the Offer is fully subscribed, which would represent approximately 14.5% of the Shares outstanding as of such date.
As of September 27, 2022, our directors and executive officers as a group of 11 persons beneficially owned an aggregate of 3,326,630 Shares, representing 4.9% of the total number of outstanding Shares. Our directors and executive officers are entitled to participate in the offer on the same basis as all other shareholders. All of our directors and executive officers except Donal O’Connor and Richard Graham have advised us that they do not intend to tender Shares pursuant to the Offer. Accordingly, if we complete the Offer, the proportional holdings of our directors and executive officers will increase, except for those of Mr. O’Connor and Mr. Graham, whose proportional holdings may decrease following completion of the Offer. However, our directors and executive officers may, in compliance with applicable law, sell their Shares in open market transactions at prices that may or may not be more favorable than the Purchase Price to be paid to our shareholders in the Offer.
The table below provides information with respect to the beneficial ownership of Shares by (i) each of our directors, (ii) each of our executive officers and (iii) all directors and executive officers as a group. We based the Share amounts on each person’s beneficial ownership of Shares as of September 27, 2022. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of Shares beneficially owned by a person and the percentage of ownership held by that person, Shares subject to options or which are otherwise subject to vesting and that are currently exercisable or exercisable within 60 days of the date of this Offer to Purchase are deemed outstanding. These Shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other shareholder.
	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Ordinary Shares	Percent of Total Outstanding Ordinary Shares(2)
Rick E Winningham(2)	1,587,976	2.3%
Andrew A. Hindman(3)	376,253	*
Rhonda F. Farnum(4)	364,577	*
Richard A. Graham	345,754	*
Eran Broshy(5)	99,034	*
Burton G. Malkiel, Ph.D.(6)	144,605	*
Dean J. Mitchell(7)	99,034	*
Donal O’Connor(8)	80,034	*
Deepika R. Pakianathan, Ph.D.(9)	40,895	*
Laurie Smaldone Alsup, M.D.(10)	72,310	*
William D. Young(11)	116,158	*
All executive officers and directors as a group (11 persons)(12)	3,326,630	4.9%

*
Less than one percent.

(1)
Unless otherwise indicated, the address for each beneficial owner is c/o Theravance Biopharma US, Inc., 901 Gateway Boulevard, South San Francisco, California 94080.

(2)
Includes: (i) 400,000 shares subject to options exercisable within 60 days of September 27, 2022 and (ii) 31,875 RSUs subject to release within 60 days of September 27, 2022.

(3)
Includes: (i) 216,667 shares subject to options exercisable within 60 days of September 27, 2022 and (ii) 50,535 RSUs subject to release within 60 days of September 27, 2022.

(4)
Includes 150,000 shares subject to options exercisable within 60 days of September 27, 2022.

(5)
Includes 48,000 shares subject to options exercisable within 60 days of September 27, 2022.

(6)
Includes 48,000 shares subject to options exercisable within 60 days of September 27, 2022.

(7)
Includes 48,000 shares subject to options exercisable within 60 days of September 27, 2022.

(8)
Includes 36,000 shares subject to options exercisable within 60 days of September 27, 2022.

(9)
Includes 23,000 shares subject to options exercisable within 60 days of September 27, 2022.

(10)
Includes 37,500 shares subject to options exercisable within 60 days of September 27, 2022.

(11)
Includes 48,000 shares subject to options exercisable within 60 days of September 27, 2022.

(12)
Includes: (i) 1,055,167 shares subject to options exercisable within 60 days of September 27, 2022 and (ii) 82,410 RSUs subject to release within 60 days of September 27, 2022.

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor our directors, executive officers, affiliates or subsidiaries have effected any transactions in the Shares during the 60 days prior to the date hereof, except as follows:
•
On July 25, 2022, Mr. Hindman was granted a performance stock award underlying 20,000 Shares;

•
On August 9, 2022, Mr. Graham sold 15,086 Shares at $8.79 per share in an open market transaction;

•
On August 16, 2022, Mr. Graham sold 4,906 Shares in open market transactions at a weighted average sale price of $9.7105;

•
On August 19, 2022, Ms. Farnum had 10,413 Shares withheld at a price per share of $9.34 to satisfy tax withholding obligations on vesting of previously granted restricted stock units; and

•
On August 19, 2022, Mr. Graham had 18,991 Shares withheld at a price per share of $9.34 to satisfy tax withholding obligations on vesting of previously granted restricted stock units;

•
On August 19, 2022, Mr. Hindman had 25,676 Shares withheld at a price per share of $9.34 to satisfy tax withholding obligations on vesting of previously granted restricted stock units; and

•
On August 19, 2022, Mr. Winningham had 15,804 Shares withheld at a price per share of $9.34 to satisfy tax withholding obligations on vesting of previously granted restricted stock units; and

•
On September 20, 2022, we purchased 9,644,807 Shares from GSK Finance (No.3) plc pursuant to the terms of the Share Repurchase Agreement.

Additionally, on September 15, 2022, the Company’s Board of Directors authorized the Repurchase Plan, with a goal to complete this program by the end of 2023. As of the date hereof, the Company has not repurchased any shares pursuant to such plan and expects to begin making such purchases, if any, after the completion or expiration of the Offer.

PRICE RANGE OF THE SHARES; DIVIDENDS
Our Shares are listed on The Nasdaq Global Market under the symbol “TBPH”. The following table sets forth, for the periods indicated, the high and low sale prices for our ordinary shares for the periods indicated.
	High	Low
Year ending December 31, 2022
Third Quarter (through September 27, 2022)	$11.00	$7.53
Second Quarter	10.52	8.15
First Quarter	9.70	9.38
Year ended December 31, 2021
Fourth Quarter	$11.24	$10.80
Third Quarter	7.50	7.38
Second Quarter	15.19	14.46
First Quarter	20.48	19.27
Year ended December 31, 2020
Fourth Quarter	$17.98	$17.25
Third Quarter	15.55	14.62
Second Quarter	21.35	20.39
First Quarter	23.36	22.13
On September 27, 2022, the last reported sale price of our ordinary shares on The Nasdaq Global Market was $10.02 per share.
We had 67,365,912 Shares outstanding as of September 27, 2022.
We have never declared or paid cash dividends on our ordinary shares and do not intend to declare or pay cash dividends on our ordinary shares in the foreseeable future.
HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR ORDINARY SHARES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

LEGAL MATTERS
If the Offer were to expire during a Company imposed “black-out” period (a time when our officers and directors would typically be precluded from buying or selling Shares), we would either: (i) publicly disclose updated information that could be material to a shareholder’s decision whether to tender Shares in the Offer shortly before the Expiration Time, or (ii) extend the scheduled expiration of the Offer to a later date and time. Currently, we expect to announce preliminary third quarter 2022 financial results in late October 2022, which is before the Expiration Time. While we do not currently expect to extend the Offer, we may choose to do so at any time and for any reason, subject to applicable laws.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following non-advisory, informational summary describes certain material U.S. federal income tax considerations relating to the Offer to participants whose Shares are properly tendered and accepted for payment pursuant to the Offer. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.
This summary addresses only Shares that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, corporations, small business investment companies, regulated investment companies, stockholders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, dealers in securities or foreign currency, certain former citizens and long-term residents of the United States, persons subject to the alternative minimum tax (except to the limited extent discussed below), stockholders holding Shares as “qualified small business stock” within the meaning of Section 1202 of the Code, and stockholders holding Shares that are part of a straddle, hedging, constructive sale or conversion transaction. In addition, except as otherwise specifically noted, this discussion applies only to U.S. holders (as defined below) and does not address the U.S. federal non-income, state, local or non-U.S. tax consequences of participating in the Offer. For purposes of this discussion, a “U.S. holder” means:
•
an individual citizen or resident of the United States (including any individual considered to be a U.S. resident for tax purposes under a “substantial presence” test);

•
a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•
an estate, the income of which is subject to U.S. federal income tax purposes regardless of its source; or

•
a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons,” as defined under the Code, have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

Characterization of the Repurchase to U.S. Holders
The repurchase of Shares by the Company pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the repurchase by the Company, a U.S. holder will, depending on the U.S. holder’s particular circumstances, be treated either as having sold the U.S. holder’s Shares or as having received a distribution in respect of stock from the Company.
Under Section 302 of the Code, a U.S. holder whose Shares are repurchased by the Company pursuant to the Offer will be treated as having sold its Shares, and thus will recognize capital gain or loss, if the exchange (i) results in a “complete termination” of such U.S. holder’s entire equity interest in the Company under Section 302(b)(3) of the Code, (ii) results in a “substantially disproportionate” redemption with respect to such U.S. holder under Section 302(b)(2) of the Code or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder under Section 302(b)(1) of the Code (collectively, the “Section 302 tests”). The receipt of cash by a U.S. holder will be a “complete termination” of the U.S. holder’s equity interest in the Company if either (a) the U.S. holder owns no shares of the Company either actually or constructively immediately after the shares are exchanged pursuant to the Offer, or (b) the U.S. holder actually owns no shares of the Company immediately after the exchange of shares for cash pursuant to the Offer and, with respect to shares constructively owned by the U.S. holder immediately after the Offer, the U.S. holder is eligible to waive, and effectively waives, constructive ownership of all such shares under the procedures described in Section 302(c) of the Code. U.S. holders wishing to satisfy the “complete termination” test through waiver of attribution are particularly advised to consult their own tax advisors regarding the requirements, mechanics and desirability of such a waiver. An exchange of shares for cash will be a “substantially disproportionate” redemption with respect to a U.S. holder if the percentage of the then outstanding shares of the Company actually and constructively owned by such U.S. holder immediately after the exchange is less than 80% of the percentage of the shares of the Company actually and constructively owned by such U.S. holder immediately before the exchange. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. holder’s equity interest in the Company. Whether a U.S. holder meets this test will depend on the U.S. holder’s particular facts and circumstances. The Internal Revenue Service (the “IRS”) has indicated that even a small reduction in the proportionate interest of a small minority stockholder in a publicly and widely held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”
The Section 302 tests must be applied on a holder-by-holder basis. In applying the Section 302 tests, a U.S. holder must take into account not only the shares that such holder actually owns, but also the shares that the U.S. holder constructively owns under the attribution rules of Section 318 of the Code, pursuant to which the U.S. holder will be treated as owning shares owned by certain family members, related entities, and shares that the U.S. holder has the right to acquire by exercise of an option. U.S. holders should consult their tax advisors regarding the application of the Section 302 tests in their particular circumstances.
If a U.S. holder satisfies any of the Section 302 tests, the U.S. holder will be treated as if it sold its Shares to the Company and, assuming the Company does not constitute a passive foreign investment company (“PFIC”) as discussed below, such U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the U.S. holder’s adjusted tax basis in the Shares surrendered in exchange therefor. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Shares exceeds one year as of the date of repurchase pursuant to the Offer. Long-term capital gains are currently eligible for preferential tax rates, and may also be subject to a 3.8% federal surtax (the “Medicare Surtax”). Capital gain that is not treated as long-term capital gain is subject to tax at ordinary income tax rates, and may also be subject to the Medicare Surtax. Specified limitations apply to the deductibility of capital losses by U.S. holders. Gain or loss must be determined separately for each block of Shares (shares acquired at the same cost in a single transaction) that is repurchased by the Company from a U.S. holder pursuant to the Offer.
If a U.S. holder does not satisfy any of the Section 302 tests, the repurchase of a U.S. holder’s Shares by the Company pursuant to the Offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the U.S. holder. Instead, and subject to the PFIC rules discussed below, the amount received by the U.S. holder with respect to the repurchase of its Shares by the Company pursuant to the Offer will be treated as a distribution taxable as a dividend to the U.S. holder with respect to its Shares under Section 301 of the Code, to the extent of the portion of the Company’ current and accumulated earnings and profits (within the meaning of the Code) allocated to those Shares, determined as of the end of the taxable year in which the Company repurchases such U.S. holder’s Shares. To the extent the amount received by the U.S. holder in exchange for the Shares exceeds the portion of the Company’ current and accumulated earnings and profits allocated to those Shares, the excess first will be treated as a tax-free return of capital that will reduce the U.S. holder’s adjusted tax basis in its Shares and its remaining shares of Company stock, and any remainder will be treated as capital gain (which may be long-term capital gain as described above). Any remaining tax basis in the Shares will be transferred to any remaining shares of the Company stock held by such U.S. holder.
The Company does not have accumulated earnings and profits but does expect to generate current earnings and profits for its tax year ending December 31, 2022.
Passive Foreign Investment Company Rules.
In general, a corporation organized outside the United States will be treated as a PFIC for any taxable year in which either (1) at least 75% of its gross income is “passive income” (the “PFIC income test”), or (2) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income (the “PFIC asset test”). Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.
If the Company was a PFIC in any taxable year during which a U.S. holder held Shares, the holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon any gain recognized on gains realized on the disposition of Shares in the Offer. Under the PFIC excess distribution regime, the tax on such gain would be determined by allocating the gain ratably over the holder’s holding period for the purchased Shares. The amount allocated to the current taxable year (i.e., the year in which the gain is recognized) and any year prior to the first taxable year in which the Company was a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.
The tax consequences that would apply if the Company were a PFIC in any taxable year during which a U.S. holder held Shares would be different from those described above if a U.S. holder of Shares made a valid qualified electing fund election.
The Company does not believe that it or any of its non-U.S. corporate subsidiaries has been a PFIC at any time since 2014. However, because PFIC status is subject to a number of uncertainties, the Company cannot provide any assurances regarding PFIC status.
The U.S. federal income tax rules relating to PFICs are very complex. U.S. holders are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on their decision to participate in the Offer and IRS information reporting obligations with respect to the Offer.
Information Reporting and Backup Withholding Tax.
Certain holders who participate in the Offer may be required to report the repurchase of Shares pursuant to the Offer to the IRS on their U.S. federal income tax returns. In addition, under the U.S. federal income tax backup withholding rules, a portion of the gross proceeds payable to a stockholder or other payee under the Offer must be withheld (under current law, the backup withholding rate is 24%) and remitted to the IRS, unless the stockholder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) and certain other required information to the Company and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. In addition, if the Company is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the IRS. Therefore, U.S. holders should complete and sign the IRS Form W-9 in order to provide the information and certification necessary to avoid backup withholding, unless such holder otherwise establishes to the satisfaction of the Company that he or she is not subject to backup withholding. If backup withholding applies and results in an overpayment of tax, a refund can generally be obtained by the holder from the IRS by timely filing certain required information with the IRS. All holders should consult their own tax advisors regarding the information reporting and backup withholding provisions under U.S. federal income tax law.
THE DISCUSSION SET FORTH ABOVE IS A GENERAL SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER. YOU ARE URGED TO CONSULT YOUR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

MATERIAL IRISH TAX CONSIDERATIONS
The following non-advisory, informational summary describes certain material Irish tax considerations relating to the Offer to participants whose Shares are properly tendered and accepted for payment pursuant to the Offer. This summary is based upon the laws of Ireland and an understanding of current Revenue Commissioners’ practice as at the date of this document.
This summary addresses only Shares that are held as capital assets for Irish tax purposes and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under Irish tax law, including, without limitation, dealers in securities or persons holding Shares in the course of a trade or by reason of employment, collective investment schemes or insurance companies.
Stamp Duty
Irish stamp duty should not arise on the Offer to Purchase on the basis that the Shares represent the stocks or marketable securities of a company that is not registered in Ireland and any transfer of the Shares effected pursuant to the Offer to Purchase does not relate to Irish land or the stocks or marketable securities of an Irish registered company.
Dividend Withholding Tax
Pursuant to Section 175 of the Taxes Consolidation Act, 1997 of Ireland (“TCA”), on the basis that the Company is a quoted company, any payment made by it on the redemption, repayment or purchase of its own shares is not treated as a distribution for Irish tax purposes, provided the redemption, repayment or purchase does not form part of a scheme or arrangement the main purpose or one of the main purposes of which is to enable the return of capital without receiving a dividend which should be the case. As such, Irish dividend withholding tax should not apply to the payment of proceeds of the Offer to Purchase.
Tax on Chargeable Gains
Liability to Irish tax on chargeable gains will depend on the individual circumstances of stockholders.
Irish Resident Shareholders.   A disposal of Shares by a shareholder who is resident or ordinarily resident in Ireland may, depending on individual circumstances (including the availability of exemptions and reliefs), give rise to a chargeable gain or allowable loss for the purposes of the Irish taxation of chargeable gains. Shareholders who are resident or ordinarily resident in Ireland, but not domiciled in Ireland, may be liable to Irish chargeable gains tax only to the extent that the proceeds of the disposal of Shares are remitted or deemed to be remitted to Ireland.
Non-Irish Resident Shareholders.   Shareholders who are not resident or, in the case of individuals, ordinarily resident for tax purposes in Ireland and who do not return to Ireland within five full years of assessment of the disposal will not be liable for Irish tax on chargeable gains realised on a disposal of their Shares unless such Shares are used, held or acquired for the purposes of a trade, profession or vocation carried on in Ireland through a branch or agency.
THE DISCUSSION SET FORTH ABOVE IS A GENERAL SUMMARY OF CERTAIN IRISH TAX CONSEQUENCES OF THE OFFER. YOU ARE URGED TO CONSULT YOUR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER.

CERTAIN CAYMAN ISLANDS TAX CONSIDERATIONS
The following is a discussion of certain Cayman Islands tax considerations in relation to our ordinary shares. The discussion is of a general nature and is a general summary of present law, which is subject to prospective and retroactive change and is included herein for information purposes only. It is not intended to be and should not be construed as legal or tax advice, does not consider any shareholder’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law. Shareholders should consult their own tax advisers with respect to their particular circumstances and the effects of state, local or foreign laws, including Cayman Islands tax law, to which they may be subject.
Under existing Cayman Islands laws, payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the ordinary shares nor will gains derived from the disposal of the ordinary shares be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.
The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands in the following form:
The Tax Concessions Act
(As Revised)
Undertaking as to Tax Concessions
In accordance with the provision of Section 6 of The Tax Concessions Act (As Revised), the Financial Secretary undertakes with Theravance Biopharma, Inc. (the “Company”):
1.
That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.
In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1
On or in respect of the shares, debentures or other obligations of the Company; or

2.2
by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (As Revised).

These concessions shall be for a period of 20 years from the date hereof.

DEALER MANAGER, INFORMATION AGENT AND DEPOSITARY
We have retained Evercore Group L.L.C. to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, the Dealer Manager may contact shareholders, brokers, dealers and similar entities and may provide information regarding the Offer to those that they contact or persons that contact the Dealer Manager. The Dealer Manager has received customary compensation for its services and will be reimbursed for certain of their out-of-pocket expenses in connection therewith. We also have agreed to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
The Dealer Manager and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The Dealer Manager and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the Dealer Manager and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The Dealer
Manager and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In the ordinary course of its business, the dealer manager or its affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in securities of the Company, including Shares, and, to the extent that the Dealer Manager or its affiliates own Shares during the Offer, they may tender such Shares under the terms of the Offer and receive a portion of the consideration paid by us.
We have retained Georgeson LLC to act as the Information Agent in connection with the Offer. The Information Agent will be paid customary fees for its services and will be reimbursed for its reasonable documented expenses in connection therewith. We have also agreed to indemnify the Depositary for certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of the Offer. All correspondence sent to the Information Agent should be directed to the address set forth on the back cover of this Offer to Purchase.
Computershare Trust Company, N.A., has been appointed the Depositary for the Offer and will be paid customary fees for its services and will be reimbursed for its reasonable documented expenses in connection therewith. We have also agreed to indemnify the Depositary for certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of the Offer. All correspondence sent to the Depositary should be directed to the address set forth on the back cover of this Offer to Purchase.
None of the Dealer Manager, the Information Agent or the Depositary is making any recommendation to any holder or owner of Shares as to whether the holder should tender or refrain from tendering any or all of such holder’s Shares, and none of them has authorized any person to make any such recommendation.

SOLICITATION AND EXPENSES
In connection with the Offer, the Company’s directors and officers and its respective affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. The Company may, if requested, pay brokerage houses and other custodians, nominees and fiduciaries the customary handling and mailing expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Shares and in handling or forwarding tenders of Shares by their customers.
We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. Holders and owners holding Shares through banks, brokers, dealers, trust companies or other nominees are urged to consult them to determine whether transaction costs may apply if they tender the Shares through banks, brokers, dealers, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse banks, brokers, dealers, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase and related materials to the beneficial owners of the Shares held by them as a nominee or in a fiduciary capacity. No bank, broker, dealer, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager or the Depositary for purposes of the Offer. None of the Dealer Manager, the Information Agent or the Depositary assumes or shall have any responsibility or liability for the accuracy, correctness, or completeness of any of the statements or information in this Offer to Purchase, including any statements or information concerning the Company or incorporated by reference in this Offer to Purchase, or for any failure by the Company to disclose events that may have occurred which may affect the significance, correctness, completeness, or accuracy of such statements or information.
Tendering holders will not be obligated to pay brokerage fees or commissions to or the fees and expenses of the Dealer Manager or the Depositary.

MISCELLANEOUS
We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer and the Dealer Manager or any of its affiliates is such a licensed broker dealer in such jurisdictions, the Offer shall be deemed to be made on behalf of us by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

The Depositary for the Offer is:
Computershare Trust Company, N.A.
By First Class, Registered or Certified Mail:	For Delivery of Notice of Guaranteed Delivery via Email for eligible institutions ONLY:	By Express or Overnight Delivery:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, Rhode Island 02940-3011	CANOTICE@computershare.com	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, Massachusetts 02021
The Dealer Manager for the Offer is:
Evercore Group L.L.C.
55 East 52nd Street, 35th Floor
New York, New York 10055
Toll-Free: (888) 474-0200
Requests for additional copies of this Offer to Purchase may be directed to the Information Agent. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Shareholders, Banks and Brokers
Call Toll Free:
877-797-1153